Exhibit 99.1

News Release

Vishay Intertechnology, Inc. and International Rectifier Announce HSR Clearance for Sale of IR’s
Power Control Systems Business to Vishay

MALVERN, Pa. and EL SEGUNDO, Calif., Jan. 24 -- Vishay Intertechnology, Inc. (NYSE: VSH) and International Rectifier Corporation (IR) (NYSE: IRF) today announced that the waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, allowing the proposed sale of IR’s Power Control Systems Business (PCS) to Vishay Intertechnology, Inc. to proceed.

On November 1, 2006, the two companies announced an agreement for the sale of IR’s PCS business to Vishay Intertechnology, Inc. The PCS business is being sold for approximately $290 million in cash.

With the final scope of transition services identified, Vishay and IR have mutually agreed to a closing by April 1, 2007. Previously, the projected date for closing was February 26, 2007. The agreement is subject to customary closing conditions.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Vishay Contact:
Investors: Peter Henrici, 610-407-4899

About International Rectifier

International Rectifier (NYSE: IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications. Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to http://www.irf.com.

International Rectifier Contact:

Investors: Portia Switzer, 310-726-8254